Exhibit 10.1

THE HUNTINGTON NATIONAL BANK

TRANSITION AGREEMENT

This Transition Agreement (“Transition Agreement”) is entered into by and between The Huntington National Bank, its parent, subsidiaries and affiliates (hereinafter, individually and collectively, “Huntington”) and Howell D. McCullough III (hereinafter “Executive”). Huntington and Executive will hereinafter be collectively referred to as the “Parties.”

BACKGROUND INFORMATION

A. Executive has been a valuable employee of Huntington, currently serving as Senior Executive Vice President and Chief Financial Officer.

B. The Parties expect Executive’s employment with Huntington to end after his work has been fully transitioned to his replacement with his official last day of employment to be December 31, 2019.

C. The Parties desire that Executive continue in his employment and assist with a transition until December 31, 2019.

D. Following December 31, 2019, the Parties also desire that Executive provide services as a consultant to Huntington from January 1, 2020 through December 31, 2022.

STATEMENT OF AGREEMENT

The Parties to this Transition Agreement hereby acknowledge the accuracy of the above Background Information and hereby agree as set forth below.

1. Employment through December 31, 2019. Unless terminated for Cause as defined in Paragraph 4 of this Transition Agreement, Executive will continue to remain employed by Huntington through December 31, 2019. During the period of Executive’s employment from the date hereof through the date on which a successor Chief Financial Officer commences employment with Huntington, Executive will continue to serve as the Senior Executive Vice President and Chief Financial Officer of Huntington, and upon commencement of employment of Executive’s successor, Executive will cease serving as Huntington’s Chief Financial Officer, and will remain a Senior Executive Vice President of Huntington through December 31, 2019 (such period being the “Transition Period”). During the Transition Period, Executive agrees to provide transition and other services to Huntington, which include but are not limited to, making fully available to Huntington knowledge, information, and skills developed or acquired by Executive during his employment with Huntington, providing effective training and advice to Executive’s successor, and other services as may be reasonably requested from Huntington from time to time. Executive shall be entitled to reasonable time off exceeding Paid Time Off for which he is otherwise entitled during the Transition Period.

2. Compensation and Benefits through December 31, 2019. Pursuant to the terms of this Transition Agreement and provided that Executive signs (and does not revoke) a release of claims substantially in the form of Exhibit A attached hereto (the “Release”), Huntington will continue to pay Executive his base pay at the rate of six hundred fifty thousand dollars and zero cents ($650,000.00) per annum, consistent with the payroll practices applicable to executive officers generally through December 31, 2019. In addition, in connection with Huntington’s 2019 performance, Executive will be eligible to receive an incentive payment equal to his target annual bonus opportunity for 2019 in the target amount of seven hundred forty-seven thousand five hundred dollars and zero cents ($747,500.00) multiplied by the “2019 Performance Factor” (as defined below), which may result in an adjustment upward or downward of the amount to be paid, provided that Executive (i) does not breach the terms of this Transition Agreement, or any other agreement between him and Huntington; and (ii) signs the Release no later than March 1, 2020 (and does not revoke). If paid, this additional incentive payment will be made in a lump sum cash payment up to the target amount (subject to any applicable deferral election previously made by Executive) as soon as reasonably practicable following the determination of the 2019 Performance Factor and no later than March 15, 2020. To the extent the 2019 Performance Factor calculation results in an amount greater than the target amount, the portion in excess of the target amount will be awarded in the form of restricted stock unit grants that will be made on or around March 15, 2020 and that will vest in accordance with the terms of the applicable grant agreement and Huntington’s Long Term Incentive Plan, meaning that if the 2019 Performance Factor is greater than one-hundred percent (100%), any amount in excess of $747,500.00 will not be paid in cash and will be awarded in restricted stock units. The “2019 Performance Factor” is the factor (expressed as a percentage) certified by the Compensation Committee of Huntington’s Board of Directors based on Huntington’s performance for the year ending December 31, 2019 (the “2019 Plan Year”) as measured against the performance goals approved by the Compensation Committee under the Management Incentive Plan (MIP) for the 2019 Plan Year. The incentive payment set forth above is intended to compensate Executive as he would have been compensated under the MIP for 2019, including a circumstance where another form or category of payment is substituted for the MIP for 2019 and made to any executive at Executive’s level.

During the Transition Period, Executive will be eligible to participate in the same employee benefit plans he is eligible to participate in as of the date hereof, subject to the terms of those plans. However, Executive acknowledges that, except as set forth herein or in the Consulting Agreement, he will not be eligible to receive awards, payments, or grants under Huntington’s MIP or Long-Term Incentive Plan (LTIP) for the year 2020 and beyond, and he expressly waives any claim he may have to any payments under Huntington’s Transition Pay Plan. Executive acknowledges and agrees that any equity awards held by him, including, but not limited to restricted stock units and stock options, that are outstanding as of December 31, 2019, will be governed by the terms of the applicable award agreement and plans.

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3. Consulting Services After December 31, 2019. Subject to Executive’s continued employment through December 31, 2019 in compliance with the terms of this Transition Agreement, Huntington and Executive shall enter into the Consulting Agreement substantially in the form attached hereto as Exhibit B (the “Consulting Agreement”) on or immediately prior to December 31, 2019. Further, upon a Change in Control as that term is defined in the LTIP, all amounts unpaid hereunder or under the Consulting Agreement shall be paid to Executive in accordance with the terms of the Consulting Agreement provided that Executive (i) does not breach the terms of this Transition Agreement, or any other agreement between him and Huntington; and (ii) signs (and does not revoke) the Release prior to Huntington making any payments.

4. Forfeiture. Notwithstanding anything to the contrary in Paragraphs 2 and 3, if Executive’s employment is terminated on or before December 31, 2019 by Huntington for Cause, then Huntington has no obligation to enter into the Consulting Agreement, make any of the payments, awards, or grants stated herein, or to execute the Consulting Agreement with Executive, and Executive will immediately forfeit any rights under this Transition Agreement, and the Consulting Agreement shall be ineffective. For purposes of this Paragraph, “Cause” means any of the following conduct:

a. any act by Executive of financial fraud, misappropriation, theft or embezzlement with respect to Huntington, its customers, vendors, or employees;

b. any act by Executive of willful misconduct in connection with the performance of his duties that causes material harm to Huntington, its reputation, products, services, or customers;

c. serious and willful non-compliance with the written policies, guidelines, or procedures of Huntington that are made known to Executive and which causes material harm to Huntington and failure of Executive to cure within ten (10) days of written notice to Executive (via hand delivery, courier, email (mac.mccullough@huntington.com), overnight delivery to ______________________) thereof; or

d. charge of commission of a felony or a misdemeanor involving moral turpitude.

Absent a termination for Cause under Paragraphs 4(a) – 4(d), Executive will remain employed with Huntington until December 31, 2019 and enter into a Consulting Agreement from January 1, 2020 until December 31, 2022, pursuant to the terms set forth herein and in the Consulting Agreement.

5. Cooperation. Following December 31, 2019, Executive agrees to make himself available to and to cooperate with Huntington in any routine administrative matters in connection with his transition and prior responsibilities, regarding communications related to his departure from Huntington and timing thereof, with internal investigations, or with administrative, regulatory, or judicial proceedings. Executive understands and

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agrees that his cooperation includes, but is not limited to, making himself available to Huntington upon reasonable notice for meetings, interviews, and factual investigations; appearing at Huntington’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to Huntington pertinent information; and turning over all relevant documents which are or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to Huntington; it means only that he will provide information, as defined herein, within his knowledge and possession upon request of Huntington. For requests made by Huntington, Huntington agrees to reimburse Executive for any reasonable travel, lodging, long distance phone charges, copying charges, facsimile charges, and meal expenses that Executive may incur in providing consultation, provided Huntington has pre-approved such expenses.

6. Non-Solicitation. By accepting this Transition Agreement, Executive agrees that while employed by Huntington and for a period of three (3) years after December 31, 2019 (or if later, and subject to the effectiveness of the Consulting Agreement, until December 31, 2022) (such period, the “Restricted Period”), he will not, either directly or indirectly:

a. Solicit, encourage, or induce or attempt to solicit, encourage or induce any person employed by Huntington (or was employed by Huntington during the six (6) month period prior the date of such contact), to terminate his, her, or their employment with Huntington or to seek or accept employment with any other person or entity; or

b. Contact any customer of Huntington for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers to obtain any product or service offered by Huntington from any person or entity other than Huntington; or

c. Contact any customer or prospective customer of Huntington for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers or prospective customers to obtain any product or service provided by Huntington from any person or entity other than Huntington; or

d. Accept or provide assistance in the accepting of business from any customers or any prospective customers of Huntington.

Executive acknowledges and agrees that the time period and scope of this non-solicitation provision are reasonable in light of his role and the confidential, proprietary and trade secret information to which he had access while employed by Huntington. Executive also acknowledges and agrees that by virtue of his position as a key executive of Huntington, he has been in a unique and singular position to learn competitively-sensitive and highly confidential business strategies, financial information, trade secrets, forecasts, information relating to mergers and acquisitions, contemplated geographies and lines of business for future planning, contracts contemplated or under negotiation,

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and other significant Confidential Information (as defined below), which could cause irreparable damage and harm to Huntington were he permitted to compete against it by soliciting in the manner described above. Consequently, Executive acknowledges that the non-solicitation obligations in this Paragraph are more restrictive than those under existing stock option and/or restricted stock unit grant agreements between Huntington and Executive. Executive further acknowledges that the agreements associated with those grants, including any restrictive covenants, remain in full force and effect and this Transition Agreement places additional, concurrent obligations upon Executive, as stated in Paragraph 11 of this Transition Agreement.

7. Confidential Information. By accepting this Transition Agreement, Executive acknowledges and agrees at all times, to keep in strict confidence, and not to, either directly or indirectly, disclose, make known, divulge, reveal, furnish, make available, or use or authorize the disclosure or use of any confidential, proprietary and/or trade secret information of Huntington (“Confidential Information”) except as is expressly authorized in writing by Huntington. Executive agrees that his obligation of confidentiality under this Transition Agreement shall remain in place after December 31, 2019. Confidential Information includes, but is not limited to, any and all information meeting the legal definition of a trade secret as defined by the Uniform Trade Secrets Act as adopted in Ohio, Ohio Rev. Code §§ 1333.61(D) through 1333.69 and/or the Defend Trade Secrets Act, 18 U.S.C. § 1836, et seq., and any and all information concerning any and all Confidential Information belonging to Huntington acquired from any customer or prospective customer of Huntington. Confidential Information also includes processes, policies, procedures, agreements, contracts, information relating to mergers and acquisitions, contracts under negotiation, system documentation, special hardware and/or software, technology developments and computer systems, business techniques, training materials, programs, manuals, formulas, methods and machines, financial information, compilations and lists, business plans and methods, market strategies and plans, products and/or services, sales figures, pricing information, costs, budgets, financial performance and projections, strategic plans and forecasts and any other business or financial information or plans that are developed, owned, utilized, or maintained by Huntington and that of its customers or suppliers; information regarding the persons, suppliers, vendors and/or organizations with whom Huntington has business relationships and the substance of those relationships; marketing plans, proposals, knowledge, information and strategies; information regarding any customer and/or prospective customer, including names, addresses, telephone numbers, email addresses, lists or any other identifying or contact information, account or transactional information, and other personal, business or financial information regarding any such customer or prospective customer; information related to employee compensation schemes or employee development; personnel information (including but not limited to employee personnel files, performance information, benefit and health information, employee lists and payroll records) and all other information about employees and independent contractors; all other non-public information that might be of use to competitors, or harmful to Huntington or its customers or prospective customers.

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Confidential Information as used herein includes any nonpublic information learned during conversations, meetings, telephone calls or any other forms of communication and/or information committed to memory. Confidential Information is maintained in written, electronic and/or other forms and includes any such information that Executive may prepare or create during employment on behalf of Huntington, as well as such information that has been or may be created by others. Confidential Information does not include information that is generally known to the public or that has been made known to the public through no fault of Executive.

Executive acknowledges and agrees that Confidential Information is owned by Huntington and Executive has no ownership or right to the Confidential Information even if Executive helped to collect or develop the Confidential Information. Executive hereby waives and agrees not to assert any claim of ownership or other interest in Confidential Information.

Executive further agrees to comply with all other policies and procedures of Huntington for protecting Confidential Information. Executive agrees that in the event Executive receives a request for Confidential Information by anyone not employed by Huntington or by an employee of or a consultant to Huntington in regard to any such Confidential Information, that Executive will promptly notify Huntington of such request and refrain from knowingly divulging, revealing, furnishing or otherwise using such Confidential Information in response to such a request.

Executive understands that pursuant to the federal Defend Trade Secrets Act, 18 United States Code § 1839, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

Executive also understands that nothing in this Transition Agreement shall be construed to limit Executive’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Huntington, Executive’s employment, or this Transition Agreement. Executive understands that he is not required to contact Huntington regarding the subject matter of any such communications before engaging in such communications.

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8. Non-Competition. By accepting this Transition Agreement, Executive agrees that while employed and thereafter during the Restricted Period, he will not accept employment with or provide consulting services to any Peer Banks of Huntington as identified in the 2019 Huntington Proxy Statement or any bank, bank-affiliated broker-dealer, financial services provider, investment firm, or other entity that competes with any current or contemplated line of business of Huntington that has any offices or operations in any of Huntington’s footprint states (Ohio, Illinois, Indiana, Kentucky, Michigan, Pennsylvania, West Virginia, Wisconsin) and any additional footprint states for Huntington that may arise from mergers or acquisitions, corporate reorganizations, or related activities during his employment with Huntington and thereafter during the Restricted Period (“Competitive Opportunity”). Executive agrees and acknowledges that for purposes of this Paragraph and any Competitive Opportunity, “employment” shall mean that he is engaged as an agent, employee (including self-employment), director, owner, partner or consultant by (i) any bank, bank-affiliated broker-dealer, financial services provider, investment firm, or other entity that competes with any line of business of Huntington; or (ii) any employer that provides consulting or other advisory services to any bank, bank-affiliated broker-dealer, financial services provider, investment firm, or other entity that competes with any line of business of Huntington.

Executive acknowledges and agrees that he is required to consult with Huntington’s Chief Human Resources Officer regarding any opportunity that could be considered a Competitive Opportunity (as described above) that he is considering during his employment with Huntington or during the Restricted Period and that he will not accept any such Competitive Opportunity without obtaining the express written consent of Huntington’s Chief Human Resources Officer. Executive further agrees that Huntington’s Chief Human Resources Officer will have absolute discretion as to the determination of whether the contemplated competitive employment opportunity is prohibited by Executive’s non-competition obligations to Huntington and the Chief Human Resources Officer may not unreasonably withhold consent. Executive acknowledges and agrees that the time period, geographic scope, and scope of services covered by this non-competition provision are reasonable in light of his role and the confidential and proprietary information to which he had access while employed by Huntington. Executive also acknowledges and agrees that by virtue of his position as a key executive of Huntington, he has been in a unique and singular position to learn competitively-sensitive and highly confidential business strategies, financial information, forecasts, information relating to mergers and acquisitions, contemplated geographies and lines of business for future planning, contracts contemplated or under negotiation, and other significant Confidential Information, which could cause irreparable damage and harm to Huntington were he permitted to compete against it. Consequently, Executive acknowledges that the non-competition obligations in this Paragraph are more restrictive than those under existing stock option and/or restricted stock unit grant agreements between Huntington and Executive. Executive further acknowledges that the agreements associated with those grants, including any restrictive covenants, remain in full force and effect and this Transition Agreement places additional, concurrent obligations upon Executive, as stated in Paragraph 11 of this Transition Agreement. The provisions of this Paragraph regarding Non-Competition shall remain in effect in the event of any a Change in Control as that term is defined in the Huntington LTIP.

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9. Non-Disparagement. Executive acknowledges that Huntington has developed and maintains a well-respected reputation and valuable banking relationships with individuals and business organizations. Executive agrees not to make any disparaging remarks at any time after signing this Agreement to anyone about the Released Parties (as defined in the Release). Executive further agrees to refrain from any conduct, activity, or conversation that is intended to or does interfere with or disparage the relationships between Huntington and its employees, customers, prospective customers, suppliers or others.

10. Employment References. Any request for an employment reference for Executive, shall be made to The Work Number, a service of TALX Corporation at 1-800-367-5690, or www.theworknumber.com, using company code 10597. Huntington will disclose to prospective employers only Executive’s date of hire, last date of employment and job title, unless Executive specifically authorizes the release of additional information. Executive’s compensation can be verified through TALX; however, TALX will provide Executive with a separate verification code before it will release that information to a prospective employer. Huntington further agrees that upon request by Executive, Huntington will provide Executive with a positive letter of reference.

11. Effectiveness; Amendment; Complete Agreement. In order to accept this Transition Agreement, Executive must deliver a signed copy of this Transition Agreement and the Release to Huntington, and this Transition Agreement will only become effective on the date on which the Release becomes effective as set forth in Paragraph 3 of the Release. No additions, amendments, or other changes to this Transition Agreement will be made or be binding on either party unless made in writing and signed by each party to this Transition Agreement. This Transition Agreement and its exhibits, together with any stock option and/or restricted stock unit grant agreements and/or any previous agreements by Executive regarding non-competition, non-disclosure of confidential information, non-solicitation of customers, and/or non-recruitment of employees (which are incorporated into this Transition Agreement and shall remain in full force and effect according to their terms following execution of this Transition Agreement), contain and comprise all of the agreements and understandings between the Parties. No promise, inducement, or agreement not expressed herein has been made by any party to influence signing of this Transition Agreement.

12. Assignment. The rights and obligations of Huntington under this Transition Agreement will be assignable to, will inure to the benefit of, and will be binding upon, Huntington’s successors and assigns. This Transition Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment.

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13. Governing Law and Exclusive Jurisdiction. Notwithstanding any particular state’s conflict of laws rules or provisions and to the extent permitted by federal law, this Transition Agreement shall be interpreted, construed, and enforced pursuant to and in accordance with the laws of the state of Ohio. The Parties agree to submit all disputes arising out of or in connection with this Transition Agreement to the exclusive jurisdiction of an appropriate court having jurisdiction over Franklin County, Ohio. Executive expressly consents to the personal jurisdiction of such a court for any lawsuit filed there against him by Huntington arising from or relating to this Transition Agreement. Notwithstanding the general requirements stated earlier in this Paragraph, Executive agrees that Huntington, and only Huntington, at its sole discretion, may seek injunctive or other equitable relief to enforce the terms of this Transition Agreement in any court of competent jurisdiction.

14. Severability. If any provision of this Transition Agreement is held by a court to be enforceable only if modified, or if any portion of this Agreement is held as unenforceable and stricken, such a holding will not affect the validity of the remainder of this Transition Agreement, the balance of which will continue to be binding on the Parties.

The Parties further agree that any such court is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision or modifying its scope, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as expressed to the maximum extent permitted by law. The Parties agree that any modification made by a court will become a part of this Transition Agreement and treated as though originally set forth herein.

The Parties expressly agree that this Transition Agreement as so modified by the court will be binding upon and enforceable against each of them. If one or more of the provisions of this Transition Agreement is held invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Transition Agreement, and if the provision or provisions are not modified as provided above, this Transition Agreement will be construed as if the invalid, illegal, or unenforceable provisions had not been set forth in this Transition Agreement.

15. Non-Waiver. No failure by any party to insist upon strict compliance with any term of this Transition Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of the other shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Transition Agreement shall affect, or constitute a waiver of, any party’s right to demand strict compliance with all provisions of this Transition Agreement.

16. Miscellaneous. This Transition Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any Party.

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This Transition Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one single instrument. The Parties may sign by electronic signature, which signature shall be considered original.

IN WITNESS WHEREOF, the Parties hereto have executed this Transition Agreement as of the 13th day of May, 2019.

The Huntington National Bank		Howell D. McCullough III

By:	/s/ Rajeev Syal	/s/ Howell D. McCullough III
Rajeev Syal Chief Human Resources Officer and Senior Executive Vice President

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EXHIBIT A TO TRANSITION AGREEMENT

GENERAL RELEASE AND WAIVER OF CLAIMS

This General Release and Waiver of Claims Agreement (this “Release”) is entered into effective as of the ___ day of _________, 20___, by and between The Huntington National Bank, its parent, subsidiaries, and affiliates (hereinafter, individually and collectively, “Huntington”) and Howell D. McCullough III (hereinafter “Executive”). Huntington and Executive will hereinafter be collectively referred to as the “Parties.”

BACKGROUND INFORMATION

Executive is being offered the opportunity to sign the Transition Agreement dated May 13, 2019 (the “Transition Agreement”), which among other things, provides him with continued employment, the opportunity to receive a cash incentive payment in respect of 2019, and the opportunity to enter into the Consulting Agreement upon the end of his employment with Huntington (such opportunities, the “Consideration”).1

STATEMENT OF AGREEMENT

The Parties to this Release hereby acknowledge the accuracy of the above Background Information and hereby agree as follows:

1. General Release of Claims. In exchange for the Consideration, the adequacy and sufficiency of which Executive expressly acknowledges, and all other consideration related to same, Executive, his heirs, estate, executors, administrators, successors, and other personal representatives (collectively, the “Releasors”) RELEASE, WAIVE, REMISE, AND FOREVER DISCHARGE Huntington, as defined in this Release and, for purposes of this Paragraph, as further defined to include all of Huntington’s past, present, and future assigns, successors, affiliates, parent and subsidiary organizations, divisions and corporations, officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns, and other personal representatives, individually and in their respective corporate and personal capacities (all hereinafter referred to in this Paragraph as “Released Parties”), from any and all claims, demands, administrative charges, complaints, legal rights, compensation, obligation, actions, interests, debts, liabilities, damages, costs, attorneys’ fees and expenses, or causes of action of whatever type or nature, whether legal, equitable, or administrative, whether known or unknown which Releasors may now have against the Released Parties, either individually, jointly, or severally, based upon acts or omissions that have occurred from the beginning of time to the effective date of this Release, and

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This Release is to be used in connection with the (1) signing of the Transition Agreement; (2) signing of the Consulting Agreement; (3) payment of the 2019 incentive payment; and (4) receipt of the 2022 Fixed Equity Award under the Consulting Agreement. The Release is subject to modification by Huntington as necessary to reflect the relevant facts.

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especially from claims or actions arising out of, either directly or indirectly, Executive’s employment with Huntington, compensation by Huntington or any other matter relating to Executive’s relationship with Huntington, including, but not limited to, claims under the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Comprehensive Omnibus Budget Reconciliation Act; and any applicable state or local laws of similar intent.

This release and waiver does not apply to claims arising after the effective date of this Release or to any previously vested rights Releasors may have under Huntington’s medical, dental, and/or vision insurance plans, stock option plans, retirement plans, any claims for workers’ compensation benefits or any claims with respect to rights under the Transition Agreement or to the extent effective, the Consulting Agreement. This release does not apply to any claims that Releasors may not, by law, release through an agreement such as this. Further, this release does not prohibit Releasors from filing a complaint or charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Releasors further understand that this Release does not limit Releasors’ ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Huntington. While this Release does not limit Releasors’ right to receive an award for information provided to any Government Agency, Releasors do forever waive the right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against Huntington or any resulting civil proceeding or lawsuit that may be commenced on his behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Release. Finally, nothing in this Release shall release or waive Executive’s right to bring a claim or action related to an alleged breach of the Transition Agreement or the Consulting Agreement or to otherwise enforce the terms of the Transition Agreement or the Consulting Agreement.

2. Review of Release and Voluntary Execution. Executive acknowledges that this Release has been explained to him, that it is written in a manner that he understands, that in exchange for entering into this Release, Executive is receiving consideration of value to which he is not already entitled, that he has had at least 21 calendar days to consider whether to sign the Release, that he understands the rights he is releasing and waiving by signing this Release, that such rights and claims do not include those that may arise after he signs this Release, and that he has been advised by this writing to consult with an attorney prior to signing this Release. Executive agrees and represents that he has been advised of and fully understands the right to discuss all aspects of this Release with counsel of his choice. Executive’s signing of this Release establishes that he has sought the advice of or had sufficient opportunity to seek the advice of counsel by the date he signed the document, and that if he signs the Release before the end of the 21-day consideration period, Executive’s decision to shorten the 21-

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day consideration period was knowing and voluntary. Executive acknowledges that he has carefully read and fully understands all the provisions of this Release. Executive further acknowledges that he signed this Release with full, knowing, and voluntary agreement as to its terms and without coercion, intimidation, or pressure.

3. Revocation Period and Effective Date. Executive will have seven (7) calendar days from the date he signs the Release to change his mind and revoke the Release, in which case this Release shall be ineffective and of no legal force. Such revocation must be made in writing and sent via hand delivery, courier, email, overnight delivery, or United States Mail to Rajeev Syal, Chief Human Resources Officer, The Huntington National Bank, HC1033, 41 S. High Street, Columbus Ohio 43287 or rajeev.syal@huntington.com. To be effective, such revocation must be received by Mr. Syal no later than 5:00 p.m. on the seventh (7th) calendar day following Executive signing this Release. If this Release is revoked, then neither party has obligations under this Release and Huntington is not required to make any payments or equity grants to Executive if he does not sign the Release as required by the Transition Agreement and Consulting Agreement. The date following the expiration of this revocation period will be the date on which this Release shall become effective, binding, and enforceable.

4. Survival. Executive acknowledges that this Release will not affect his obligations to comply with the Transition Agreement or the Consulting Agreement, as applicable, and the terms of any restrictive covenants to which he is bound, all of which will remain in full force and effect in accordance with their terms.

5. Governing Law and Exclusive Jurisdiction. Notwithstanding any particular state’s conflict of laws rules or provisions and to the extent permitted by federal law, this Release shall be interpreted, construed, and enforced pursuant to and in accordance with the laws of the state of Ohio. The Parties agree to submit all disputes arising out of or in connection with this Release to the exclusive jurisdiction of an appropriate court having jurisdiction over Franklin County, Ohio. Executive expressly consents to the personal jurisdiction of such a court for any lawsuit filed there against him by Huntington arising from or relating to this Release. Notwithstanding the general requirements stated earlier in this Paragraph, Executive agrees that Huntington, and only Huntington, at its sole discretion, may seek injunctive or other equitable relief to enforce the terms of this Release in any court of competent jurisdiction.

6. Severability. If any provision of this Release is held by a court to be enforceable only if modified, or if any portion of this Release is held as unenforceable and stricken, such a holding will not affect the validity of the remainder of this Release, the balance of which will continue to be binding on the Parties.

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The Parties further agree that any such court is expressly authorized to modify any unenforceable provision of this Release in lieu of severing the unenforceable provision from this Release in its entirety, whether by rewriting the offending provision or modifying its scope, deleting any or all of the offending provision, adding additional language to this Release, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as expressed to the maximum extent permitted by law. The Parties agree that any modification made by a court will become a part of this Release and treated as though originally set forth herein.

The Parties expressly agree that this Release as so modified by the court will be binding upon and enforceable against each of them. If one or more of the provisions of this Release is held invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Release, and if the provision or provisions are not modified as provided above, this Release will be construed as if the invalid, illegal, or unenforceable provisions had not been set forth in this Release.

7. Non-Waiver. No failure by any party to insist upon strict compliance with any term of this Release, to exercise any option, enforce any right, or seek any remedy upon any default of the other shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Release shall affect, or constitute a waiver of, any party’s right to demand strict compliance with all provisions of this Release.

8. Miscellaneous. This Release shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. This Release may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one single instrument. The Parties may sign by electronic signature, which signature shall be considered original.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the ___ day of ____________, 2019.

The Huntington National Bank	Howell D. McCullough III

By:

Rajeev Syal Chief Human Resources Officer and Senior Executive Vice President

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EXHIBIT B TO TRANSITION AGREEMENT

(Not to be signed before December 31, 2019)

CONSULTING AGREEMENT

Subject to the simultaneous execution (and non-revocation) of the General Release and Waiver of Claims substantially in the form attached to the Transition Agreement as Exhibit A, this Consulting Agreement (“Consulting Agreement”) is entered into effective as of the 1st day of January, 2020, by and between The Huntington National Bank, its parent, subsidiaries, and affiliates (hereinafter, individually and collectively, “Huntington”) and Howell D. McCullough III (hereinafter “Executive”). Huntington and Executive will hereinafter be collectively referred to as the “Parties.”

BACKGROUND INFORMATION

a. Executive and Huntington are Parties to a Transition Agreement dated May 13, 2019 (the “Transition Agreement”).

b. Paragraph 3 of the Transition Agreement provides that subject to certain conditions Huntington will provide Executive with the opportunity to enter into a Consulting Agreement on or around January 1, 2020.

STATEMENT OF AGREEMENT

The Parties to this Consulting Agreement hereby acknowledge the accuracy of the above Background Information and hereby agree as follows:

1. Consulting Services. Executive will provide the consulting services as may be reasonably requested from Huntington from time to time starting on January 1, 2020 and running through and including December 31, 2022 (the “Term”). Executive’s principal work location will be determined by him or elsewhere as Huntington may reasonably determine. The consulting services to be provided on an as needed basis include:

•	Provide advice and counsel to the Chief Executive Officer of Huntington (“CEO”) as requested by the CEO, regarding all financial aspects of Huntington’s business;

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Be available to meet with, and to be involved with, clients, counterparties and members of the Huntington Board of Directors, at the request of the CEO, where Huntington believes that Executive’s personal knowledge, attendance, and participation could be beneficial to Huntington;

•	Be available to attend meetings of the Huntington Board of Directors if specifically asked by the CEO;

•	Be available to provide all of the support and services set forth in Paragraph 5 (Cooperation) of the Transition Agreement; and

•	Perform such other services as Executive and the CEO may mutually agree upon from time to time during the Term (collectively, “Services”).

Executive’s duties as a consultant shall not require him to perform Services more than twenty (20) hours per month for each calendar month of the Term. Executive and Huntington confirm that it is currently expected that his duties as a consultant shall not exceed twenty percent (20%) of the average level of bona fide services performed by him during his employment with Huntington during the 36-month period immediately preceding December 31, 2019, consistent with the Parties’ intent that Executive’s last day of employment will be December 31, 2019 constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Consulting Fees.

a. First Year of Services Performed (from January 1, 2020 through Calendar Year 2020). For Services performed from January 1, 2020 through December 31, 2020, and for Executive’s continued compliance with the Transition Agreement (including, without limitation, the restrictive covenants in Paragraphs 6, 7, and 8 and the non-disparagement clause in Paragraph 9), Huntington will pay to Executive the following payments in the manner and timing specified below, subject to Executive’s continued provision of Services and compliance with all applicable restrictive covenants as of the date of payment or grant:

i. the sum of three hundred thirty thousand dollars and zero cents ($330,000.00) paid on an equal installment basis of twenty seven thousand, five hundred dollars and zero cents ($27,500.00) each month within the calendar year of 2020 (“2020 Fixed Payment”);

ii. the sum of five thousand five hundred thirty dollars and thirty-two cents ($5,530.32) to be paid in a lump sum no earlier than the first business day following January 1, 2020 and no later than March 15, 2020 (“2020 Reimbursement Payment”). The 2020 Reimbursement Payment will be grossed-up in a dollar amount sufficient to cover the federal, state and local income and withholding taxes attributable to such payment based on supplemental wage withholding rates applicable at the time of the payment or any other method allowed by law. Notwithstanding this, Huntington shall have the power and the right to deduct or withhold, or require Executive to remit to the Huntington, any amount sufficient to satisfy any deductions and garnishments including but not limited to federal, state and local taxes, domestic and foreign, required by law or regulation arising as a result of this payment;

iii. the grant of equity awards in respect of Huntington common stock with an aggregate grant date value (as determined by Huntington) of three hundred seventy thousand dollars and zero cents ($370,000.00), seventy-five percent (75%) of which awards will be in the form of deferred stock units (the “DSUs”) and twenty-five percent (25%) of which will be in the form of stock options (“2020 Fixed Equity Award”). The 2020 Fixed

Equity Award grants will be made on or about December 1, 2020. The DSUs will vest in three (3) equal annual installments following the grant date and the stock options will vest in four (4) equal annual installments following the grant date, in each case, based on Executive’s continued provision of Services and compliance with all applicable restrictive covenants through the end of the Term (collectively, the “Vesting Terms”), and subject in all other respects to the terms of Huntington’s Long-Term Incentive Plan applicable to the year of such award (the “LTIP”) and the applicable award agreement; and

iv. the grant of equity awards in respect of Huntington common stock with an aggregate grant date value (as determined by Huntington) of six hundred ninety-five thousand dollars and zero cents ($695,000.00) multiplied by the 2020 Performance Factor (as defined below), seventy-five percent (75%) of which awards will be in the form of DSUs and twenty-five percent (25%) of which will be in the form of stock options (“2020 Variable Equity Award”). Notwithstanding the foregoing, the stock option portion of the 2020 Variable Equity Award will be granted at an amount that is the lesser of one hundred seventy three thousand, seven hundred fifty dollars and zero cents ($173,750.00) or such amount as multiplied by the 2020 Performance Factor. The “2020 Performance Factor” is the factor (expressed as a percentage) certified by the Compensation Committee of Huntington’s Board of Directors based on Huntington’s performance for the year ending December 31, 2020 (“2020 Plan Year”) as measured against the performance goals approved by the Compensation Committee under the Management Incentive Plan for the 2020 Plan Year. The 2020 Variable Equity Award will be granted on or about February 28, 2021, will be eligible to vest consistent with the Vesting Terms (as defined in Paragraph 2.a.iii above) and will be subject in all other respects to the terms of the LTIP and the applicable award agreements. The 2020 Variable Equity Award is intended to compensate Executive as he would have been compensated under the Management Incentive Plan (MIP) for 2020, including a circumstance where another form or category of payment is substituted for the MIP for 2020 and made to any executive at Executive’s level.

b. Second Year of Services Performed (Calendar Year 2021). For Services performed in the second year of the Term and for Executive’s continued compliance with the Transition Agreement (including, without limitation, the restrictive covenants in Paragraphs 6, 7, and 8 and the non-disparagement clause in Paragraph9), Huntington will pay to Executive the following payments in the manner and timing specified below, subject to Executive’s continued provision of Services and compliance with all applicable restrictive covenants as of the date of payment or grant:

i. the sum of three hundred thirty thousand dollars and zero cents ($330,000.00) paid on an equal installment basis of twenty seven thousand, five hundred dollars and zero cents ($27,500.00) each month within the calendar year of 2021 (“2021 Fixed Payment”);

ii. the sum of five thousand five hundred thirty dollars and thirty-two cents ($5,530.32) to be paid in a lump sum no earlier than January 1, 2021 and no later than March 15, 2021 (“2021 Reimbursement Payment”). The 2021 Reimbursement Payment will be grossed-up in a dollar amount sufficient to cover the federal, state and local income and withholding taxes attributable to such payment based on supplemental wage withholding rates applicable at the time of the payment or any other method allowed by law. Notwithstanding this, Huntington shall have the power and the right to deduct or withhold, or require Executive to remit to the Huntington, any amount sufficient to satisfy any deductions and garnishments including but not limited to federal, state and local taxes, domestic and foreign, required by law or regulation arising as a result of this payment;

iii. the grant of equity awards in respect of Huntington common stock with an aggregate grant date value (as determined by Huntington) of three hundred seventy thousand dollars and zero cents ($370,000.00), seventy-five percent (75%) of which will be in the form of DSUs and twenty-five percent (25%) of which will be in the form of stock options (“2021 Fixed Equity Award”). The 2021 Fixed Equity Award will be made on or about December 1, 2021, will be eligible to vest consistent with the Vesting Terms (as defined in Paragraph 2.a.iii above) and subject in all other respects to the terms of the LTIP and the applicable award agreements; and

iv. the grant of equity awards in respect of Huntington common stock with an aggregate grant date value (as determined by Huntington) of six hundred ninety-five thousand dollars and zero cents ($695,000.00) multiplied by the 2021 Performance Factor (as defined below), seventy-five percent (75%) of which will be paid in the form of DSUs and twenty-five percent (25%) of which will be paid in the form of stock options (“2021 Variable Equity Award”). Notwithstanding the foregoing, the stock option portion of the 2021 Equity Award will be granted at an amount that is the lesser of one hundred seventy three thousand, seven hundred fifty dollars and zero cents ($173,750.00) or such amount as multiplied by the 2021 Performance Factor. The “2021 Performance Factor” is the factor (expressed as a percentage) certified by the Compensation Committee of the Huntington’s Board of Directors based on Huntington’s performance for the year ending December 31, 2021 (“2021 Plan Year”) as measured against the performance goals approved by the Compensation Committee under the Management Incentive Plan for the 2021 Plan Year. The 2021 Variable Equity Award will be made on or about February 28, 2022, will be eligible to vest consistent with the Vesting Terms (as defined in Paragraph 2.a.iii above) and will be subject in all other respects to the terms of LTIP and the applicable award agreements. The 2021 Variable Equity Award is intended to compensate Executive as he would have been compensated under the MIP for 2021, including a circumstance where another form or category of payment is substituted for the MIP for 2021 and made to any executive at Executive’s level.

c. Third Year of Services Performed (Calendar Year 2022). For Services performed in the third year of the Term, and for Executive’s continued compliance with the Transition Agreement (including, without limitation, the restrictive covenants in Paragraphs 6, 7, and 8 and the non-disparagement clause in Paragraph9), Huntington will pay to Executive the following payments in the manner and timing specified below, subject to Executive’s continued provision of Services and compliance with all applicable restrictive covenants as of the date of payment or grant:

i. the sum of three hundred thirty thousand dollars and zero cents ($330,000.00) paid on an equal installment basis of twenty seven thousand, five hundred dollars and zero cents ($27,500.00) each month within the calendar year of 2022 (“2022 Fixed Payment”);

ii. the sum of five thousand five hundred thirty dollars and thirty-two cents ($5,530.32) to be paid in a lump sum no earlier than January 1, 2022 and no later than March 15, 2022 (“2022 Reimbursement Payment”). The 2022 Reimbursement Payment will be grossed-up in a dollar amount sufficient to cover the federal, state and local income and withholding taxes attributable to such payment based on supplemental wage withholding rates applicable at the time of the payment or any other method allowed by law. Notwithstanding this, Huntington shall have the power and the right to deduct or withhold, or require Executive to remit to the Huntington, any amount sufficient to satisfy any deductions and garnishments including but not limited to federal, state and local taxes, domestic and foreign, required by law or regulation arising as a result of this payment; and

iii. Provided that Executive executes (and does not revoke) a General Release and Waiver of Claims substantially in the form attached to the Transition Agreement as Exhibit A (the “Release”) which becomes effective as provided in Paragraph 3 of the Release prior to December 1, 2022, Huntington will grant Executive equity awards in respect of Huntington common stock with an aggregate grant date value (as determined by Huntington) of three hundred seventy thousand dollars and zero cents ($370,000.00), seventy-five percent (75%) of which will be paid in the form of DSUs and twenty-five percent (25%) of which will be paid in the form of stock options (“2022 Fixed Equity Award”). The 2022 Fixed Equity Award will be made on December 1, 2022, will be eligible to vest consistent with the Vesting Terms (as defined in Paragraph 2.a.iii above) and will be subject in all other respects to the terms of the LTIP and the applicable award agreements.

d. No Entitlement to Benefits. Executive acknowledges that the payments and awards stated in this Paragraph 2 are the only fees and remuneration he is entitled to receive from Huntington for the Services during the Term. As a consultant, Executive will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Huntington to its employees (other than through COBRA, if Executive elects such coverage), and Huntington will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on his behalf.

3. Effect of Breach, Termination, or Change In Control. Executive expressly acknowledges that but for this Consulting Agreement, he would not otherwise be entitled to any of these payments and any payment he receives under this Consulting Agreement is sufficient consideration for his release and waiver of claims and the other obligations that he has agreed to undertake in this Consulting Agreement.

a. Breach or Termination by Executive. Notwithstanding anything in Paragraph 2 to the contrary, if Executive breaches this Consulting Agreement or the Transition Agreement (including without limitation, the restrictive covenants in Paragraphs 6, 7, 8 and the non-disparagement clause in Paragraph 9 respectively), Huntington will have no obligation to make any payments or awards not yet made to Executive under Paragraph 2 as of the date of his breach. In addition, any previously-granted but unvested stock awards made pursuant to Paragraph 2 will be immediately forfeited by Executive. Notwithstanding the foregoing, Huntington shall give Executive written notice of the breach (via hand delivery, courier, email (mac.mccullough@huntington.com), overnight delivery to ______________________) and if the breach is susceptible to cure or remedy, an opportunity to cease and/or cure any breach within five (5) calendar days of Huntington’s provision of such notice before terminating payments due under the Consulting Agreement or the Transition Agreement; however, a repeated breach after such notice involving the same or substantially similar activity or conduct shall be considered a breach of the Consulting Agreement or the Transition Agreement without any additional notice from Huntington being required.

b. Termination by Huntington or Change in Control. Notwithstanding anything in Paragraph 2 to the contrary, if Huntington terminates this Consulting Agreement other than due to a material breach of this Consulting Agreement or the Transition Agreement by Executive or a Change In Control (as defined in the LTIP) occurs during the Term, any payments or awards not yet made to Executive under Paragraph 2 as of the date of termination or due thereafter will be made to Executive within sixty (60) days of such termination or Change In Control (provided that any payment or DSUs that constitute deferred compensation subject to Section 409A of the Code will be paid or settled at such time as complies with Section 409A), provided that Executive executes the Release and it becomes effective as provided in Paragraph 3 of the Release. In addition, subject to the Release requirement, any previously-granted but unvested stock awards made pursuant to Paragraph 2 of this Consulting Agreement will become immediately vested (with settlement of any DSUs that constitute deferred compensation subject to Section 409A of the Code to be settled at such time as complies with Section 409A). In the event that payments or awards become payable in accordance with this Section 3(b), the 2020 and 2021 Variable Equity Awards will each become fixed in the amount of six hundred ninety five thousand dollars and zero cents ($695,000.00).

4. Survival. Executive acknowledges that his obligations and Huntington’s rights relating to cooperation, non-solicitation, Huntington confidential, proprietary and trade secret information, non-competition and non-disparagement, as stated in Paragraphs 5, 6, 7, 8 and 9, respectively, of the Transition Agreement survive the Transition Agreement and this Consulting Agreement.

5. Status as Independent Contractor. Huntington will issue federal Forms 1099 to Executive for the amount of payments described herein. Executive acknowledges and agrees that he is responsible for any and all of his own federal, state, and local tax, FICA, and social security liabilities and consequences that may result from his receipt of the payments provided in Paragraph 2. Executive further agrees that Huntington will not be required to pay any further sums to him for any reason even if the tax and/or social security liabilities and resulting consequences to him are ultimately assessed in a fashion that Executive does not presently anticipate.

6. Code Section 409A. This Consulting Agreement is to be interpreted in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Code Section 409A”). Accordingly, it is Huntington’s intent that amounts payable under this Consulting Agreement are paid in a manner either to comply with Code Section 409A or with an exception to Code Section 409A (including the “short-term deferral,” “separation pay” and COBRA exceptions to Code Section 409A). If any amount payable under this Consulting Agreement would cause or would result in a violation of Code Section 409A, then such provision shall be interpreted or reformed in the manner necessary to achieve compliance with Code Section 409A, including but not limited to, the imposition of a six (6) month delay in payment to Executive, if he is a “specified employee” (as defined in Code Section 409A) following his last day of employment as set forth in the Transition Agreement. If Executive is a specified employee (as defined in Treasury Regulation Section 1.409A-1(i)), any such payment that is subject to Code Section 409A and that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first regularly scheduled payroll date on or after the first day of the seventh month beginning after his last day of employment as set forth in the Transition Agreement or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death. All payments to be made upon a termination of service under this Consulting Agreement may only be made upon a “separation from service” under Code Section 409A. In no event Executive, directly or indirectly, designate the calendar year of a payment and where payment may occur in one year or the next, it shall be made in the second year. Each payment under this Consulting Agreement shall be treated as a separate identified payment for purposes of Code Section 409A compliance and applications of the exceptions to Code Section 409A. Executive understands that Huntington is not providing him with any tax advice and that he has had the opportunity to consult with his own tax counsel regarding this Release.

7. Assignment. The rights and obligations of Huntington under this Consulting Agreement will be assignable to, will inure to the benefit of, and will be binding upon, Huntington’s successors and assigns. This Consulting Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment.

8. Effectiveness; Amendment; Complete Agreement. In order to accept this Consulting Agreement, on Executive’s last day of employment as set forth in the Transition Agreement), Executive must deliver via hand delivery, courier, email, overnight delivery, to Rajeev Syal, Chief Human Resources Officer, The Huntington National Bank, HC1033, 41 S. High Street, Columbus Ohio 43287 or rajeev.syal@huntington.com, a signed copy of this Consulting Agreement and the Release to Huntington, and this Consulting Agreement will only become effective on the date on which the Release becomes effective as set forth in Paragraph 3 of the Release. No additions, amendments, or other changes to this Transition Agreement will be made or be binding on either party unless made in writing and signed by each party to this Transition Agreement. No promise, inducement, or agreement with respect to the Services not expressed herein has been made by any party to influence signing of this Transition Agreement.

9. Governing Law and Exclusive Jurisdiction. Notwithstanding any particular state’s conflict of laws rules or provisions and to the extent permitted by federal law, this Consulting Agreement shall be interpreted, construed, and enforced pursuant to and in accordance with the laws of the State of Ohio. The Parties agree to submit all disputes arising out of or in connection with this Consulting Agreement to the exclusive jurisdiction of an appropriate court having jurisdiction over Franklin County, Ohio. Executive expressly consents to the personal jurisdiction of such a court for any lawsuit filed there against him by Huntington arising from or relating to this Consulting Agreement. Notwithstanding the general requirements stated earlier in this Paragraph, Executive agrees that Huntington, and only Huntington, at its sole discretion, may seek injunctive or other equitable relief to enforce the terms of this Consulting Agreement in any court of competent jurisdiction.

10. Severability. If any provision of this Consulting Agreement is held by a court to be enforceable only if modified, or if any portion of this Consulting Agreement is held as unenforceable and stricken, such a holding will not affect the validity of the remainder of this Consulting Agreement, the balance of which will continue to be binding on the Parties.

The Parties further agree that any such court is expressly authorized to modify any unenforceable provision of this Consulting Agreement in lieu of severing the unenforceable provision from this Consulting Agreement in its entirety, whether by rewriting the offending provision or modifying its scope, deleting any or all of the offending provision, adding additional language to this Consulting Agreement, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as expressed to the maximum extent permitted by law. The Parties agree that any modification made by a court will become a part of this Consulting Agreement and treated as though originally set forth herein.

The Parties expressly agree that this Consulting Agreement as so modified by the court will be binding upon and enforceable against each of them. If one or more of the provisions of this Consulting Agreement is held invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Consulting Agreement, and if the provision or provisions are not modified as provided above, this Consulting Agreement will be construed as if the invalid, illegal, or unenforceable provisions had not been set forth in this Consulting Agreement.

11. Non-Waiver. No failure by any party to insist upon strict compliance with any term of this Consulting Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of the other shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Consulting Agreement shall affect, or constitute a waiver of, any party’s right to demand strict compliance with all provisions of this Consulting Agreement.

12. Miscellaneous. This Consulting Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one single instrument. The Parties may sign by electronic signature, which signature shall be considered original.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the ____ day of ___________, 20____.

The Huntington National Bank	Howell D. McCullough III

By:

Rajeev Syal Chief Human Resources Officer and Senior Executive Vice President

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